As Filed With the Securities and Exchange Commission
on May 28, 2008
Registration Nos. 333-60023
333-86170
333-102320
333-126210
333-134778

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT No. 333-60023
POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8 REGISTRATION STATEMENT No. 333-86170
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT No. 333-102320
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT No. 333-126210
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT No. 333-134778
UNDER
THE SECURITIES ACT OF 1933
BRIGHT HORIZONS FAMILY SOLUTIONS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	62-1742957 (I.R.S. Employer Identification No.)

200 Talcott Avenue South Watertown, Massachusetts (Address of Principal Executive Offices)	02472 (Zip Code)

Bright Horizons Family Solutions, Inc. Amended and Restated 1998 Stock Incentive Plan, as amended
Bright Horizons Family Solutions, Inc. 1998 Stock Purchase Plan
Bright Horizons Family Solutions, Inc. 401(k) Plan
Bright Horizons Retirement Plan
Bright Horizons Family Solutions, Inc. 2006 Equity and Incentive Plan
(Full Title of the Plan)

Stephen I. Dreier
Chief Administrative Officer and Secretary
Bright Horizons Family Solutions, Inc.
200 Talcott Avenue South
Watertown, Massachusetts 02472
(Name and Address of Agent for Service)
(617) 673-8000
(Telephone Number, Including Area Code, of Agent for Service)

DEREGISTRATION OF SECURITIES
SIGNATURES

DEREGISTRATION OF SECURITIES
     These Post-Effective Amendments relate to the following Registration Statements on Form S-8 of Bright Horizons Family Solutions, Inc. (the “Registrant”) (collectively, the “Registration Statements”):
     File No. 333-60023, pertaining to the registration of 3,876,327 shares of the Registrant’s common stock, par value $0.01 per share, issuable under the Registrant’s Amended and Restated 1998 Stock Incentive Plan, as amended and 1998 Stock Purchase Plan.
     File No. 333-86170, pertaining to the registration of 750,000 shares of the Registrant’s common stock, par value $0.01 per share, issuable under the Registrant’s Amended and Restated 1998 Stock Incentive Plan, as amended.
     File No. 333-102320, pertaining to the registration of 500,000 shares of the Registrant’s common stock, par value $0.01 per share, issuable under the Registrant’s 401(k) Plan.
     File No. 333-126210, pertaining to the registration of 20,000 shares of the Registrant’s common stock, par value $0.01 per share, issuable under the Registrant’s Bright Horizons Retirement Plan.
     File No. 333-134778, pertaining to the registration of 1,750,000 of the Registrant’s common stock, par value $0.01 per share, issuable under the Registrant’s 2006 Equity and Incentive Plan.
     The plans identified above are collectively referred to as the “Plans”.
     On January 14, 2008, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Swingset Holdings Corp. (now known as Bright Horizons Capital Corp.), a Delaware corporation (“Parent”), and Swingset Acquisition Corp. (now known as Bright Horizons Acquisition Corp.), a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides for the merger of Merger Sub with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). The closing for the Merger has occurred, and the Merger became effective on May 28, 2008 (the “Effective Time”) pursuant to the Certificate of Merger filed on the same date with the Secretary of State of the State of Delaware. As provided in the Merger Agreement, at the Effective Time each outstanding share of common stock of the Registrant (other than certain shares held by certain members of the Registrant’s management) was automatically converted into the right to receive $48.25 in cash, without interest.
     In accordance with an undertaking made by the Registrant in the Registration Statements to remove by means of a post-effective amendment any shares of the Registrant’s common stock which remain unsold at the termination of the offering, the Registrant hereby de-registers any and all shares of common stock originally reserved for issuance under the Plans and registered under the Registration Statements listed above which remained unissued at the Effective Time.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, Commonwealth of Massachusetts, on this 28th day of May, 2008.

BRIGHT HORIZONS FAMILY SOLUTIONS, INC.
By:	/s/ Elizabeth J. Boland
Elizabeth J. Boland
Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Elizabeth J. Boland and Stephen I. Dreier, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Linda A. Mason Linda A. Mason	Chairman of the Board	May 28, 2008

/s/ David H. Lissy David H. Lissy	Director, Chief Executive Officer (Principal Executive Officer)	May 28, 2008

/s/ Elizabeth J. Boland Elizabeth J. Boland	Chief Financial Officer (Principal Financial Officer)	May 28, 2008

/s/ Roger H. Brown Roger H. Brown	Vice Chairman of the Board	May 28, 2008

/s/ Mary Ann Tocio Mary Ann Tocio	Director, President and Chief Operating Officer	May 28, 2008